Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2012 THIRD QUARTER RESULTS

•	2012 third quarter earnings per share were $0.95 compared with $0.94 earned in the 2011 third quarter

•	Estimated negative earnings impact from low water and Hurricane Isaac in the 2012 third quarter of $0.03 to $0.04 per share

•	2012 fourth quarter earnings per share guidance is $0.83 to $0.93 compared with $1.00 earned in the 2011 fourth quarter

•	Full year 2012 earnings per share guidance narrowed to $3.53 to $3.63 compared with $3.33 earned in 2011

Houston, Texas (October 24, 2012) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced net earnings attributable to Kirby for the third quarter ended September 30, 2012 of $53.1 million, or $0.95 per share, compared with $52.7 million, or $0.94 per share, for the 2011 third quarter.  Consolidated revenues for the 2012 third quarter were $521.3 million compared with $563.6 million reported for the 2011 third quarter.

Joe Pyne, Kirby’s Chairman and Chief Executive Officer, commented, “We were pleased with our overall third quarter performance, particularly in light of challenging weather conditions related to persistent low water throughout the Mississippi River System and the impact of Hurricane Isaac.  These weather events negatively impacted our third quarter revenues and our earnings by an estimated $0.03 to $0.04 per share.  During the third quarter, overall demand remained strong within the inland tank barge fleet with continued high utilization levels and price increases on both term and spot contract business.  For the coastal tank barge fleet, revenues were relatively consistent with the prior year quarter and 2012 second quarter.  Utilization levels have begun to increase and there are some signs of overall market improvement.  In our diesel engine services segment, the Midwest and Gulf Coast marine markets were negatively affected by the same challenging weather conditions that impacted the inland tank barge fleet.  Weakness in our land-based diesel engine services market continued, as a lack of demand for manufacturing of new pressure pumping units continued to weigh on this segment’s revenues and operating results.”

Kirby reported net earnings attributable to Kirby for the 2012 first nine months of $151.6 million, or $2.70 per share, compared with $126.9 million, or $2.33 per share, for the first nine months of 2011.  Consolidated revenues for the 2012 first nine months were $1.60 billion compared with $1.30 billion for the first nine months of 2011.

Segment Results – Marine Transportation
Marine transportation revenues for the 2012 third quarter were $349.8 million, compared with $351.2 million for the 2011 third quarter, and operating income for the 2012 third quarter was $81.7 million compared with $78.1 million for the third quarter of 2011.  Inland tank barge fleet utilization during the third quarter remained in the 90% to 95% range with favorable pricing trends, reflecting healthy demand across all major product markets.  These favorable trends were partially offset by the negative impact of Hurricane Isaac and low water conditions throughout the Mississippi River System which led to the light loading of tank barges, restricted tow sizes and increased transit times, all of which led to lower revenues and ton miles.  Water levels along the Gulf Intracoastal Waterway have remained at normal levels.

Kirby’s coastal fleet contributed positively to the segment’s operating income and generated approximately 20% of segment revenues.  Operating results for the coastal operations reflected some modest demand improvement in the Atlantic, Gulf Coast, and West Coast markets, but were negatively impacted by continued low equipment utilization and competitive bidding for available movements in New York Harbor.  However, an increase in the transportation of crude oil, the relocation of equipment from the East Coast to the Gulf Coast, as well as some modest improvement in the demand for refined petroleum products along the East Coast have served to absorb some excess industry capacity.

The marine transportation operating margin for the 2012 third quarter was 23.4% compared with 22.2% for the third quarter of 2011.  Improvement in the 2012 third quarter operating margin reflected steady equipment utilization and higher pricing.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2012 third quarter were $171.6 million compared with $212.4 million for the 2011 third quarter.  Operating income for the 2012 third quarter was $14.6 million compared with $21.2 million for the 2011 third quarter.  The 2012 third quarter decrease in revenue and operating income primarily reflected the curtailment in demand for the manufacture of new pressure pumping units to service the oilfield drilling market in North American shale formations, partially offset by demand for the remanufacturing of pressure pumping units.

During the 2012 third quarter, marine diesel engine service market conditions were generally stable and the power generation market continued to improve.  The Gulf Coast and Midwest marine markets were negatively impacted by Hurricane Isaac due to the closure of certain Gulf Coast facilities, and the low water conditions on the Mississippi River System during the quarter led to some customer deferrals of projects.  The power generation market continued to reflect healthy growth, benefiting from high parts shipments and solid demand for engine-generation set upgrades.

The diesel engine services operating margin was 8.5% for the 2012 third quarter compared with 10.0% for the 2011 third quarter.  The decrease in operating margin was driven by lower margins in the land-based business.

Cash Generation
Kirby continued to generate strong cash flow during the 2012 first nine months, with EBITDA of $370.4 million compared with $307.9 million for the 2011 first nine months.  The cash flow was used in part to fund capital expenditures of $255.9 million, including $123.2 million for new tank barge and towboat construction, $44.3 million for progress payments on the construction of two offshore dry-bulk barge and tug units scheduled for completion in 2012, and $88.4 million primarily for upgrades to the existing inland and coastal fleets.  Total debt as of September 30, 2012 was $782.0 million and Kirby’s debt-to-capitalization ratio was 32.5%.

Outlook
Commenting on the 2012 fourth quarter and full year market outlook and guidance, Mr. Pyne said, “Our earnings guidance for the 2012 fourth quarter is $0.83 to $0.93 per share compared with $1.00 per share reported for the 2011 fourth quarter.  Our fourth quarter guidance range reflects our expectation for continued strong inland marine transportation of petrochemical and black oil products, as well as favorable term and spot contract pricing.  Our guidance also reflects continued low water restrictions in the Mississippi River System throughout the fourth quarter.  We anticipate a normal seasonal decline in our coastal marine transportation market, partially offset by some very modest improvement in utilization.  We also anticipate lower results in our diesel engine business due to weaker demand in our land-based business, as well as the timing of power generation projects.  The primary difference between the low and high end of our guidance range is the continued lack of visibility in the land-based diesel engine services market, variability in winter weather conditions, and the severity of low water restrictions on the Mississippi River System.  For the 2012 year, our earnings per share guidance was narrowed to $3.53 to $3.63 compared with $3.33 per share for the 2011 year.”

Mr. Pyne continued, “Our 2012 capital spending guidance range is currently $305 to $315 million, including approximately $130 million for the construction of 55 inland tank barges and five inland towboats, and approximately $70 million in progress payments on the construction of two offshore dry-bulk barge and tugboat units scheduled for delivery in 2012 with an estimated cost of $52 million each.  The increase from the previous capital spending guidance range of $290 to $300 million is primarily related to timing of shipyards for upgrades to the marine transportation fleet.”

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, October 25, 2012, to discuss the 2012 third quarter performance as well as the outlook for the 2012 fourth quarter and year.  The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers.  The leader’s name is Steve Holcomb.  The confirmation number is 33496452.  An audio playback will be available at 1:00 p.m. central time on Thursday, October 25, through 5:00 p.m. central time on Friday, November 23, 2012 by dialing 888-843-7419 for domestic and 630-652-3042 for international callers.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2011 and 2010 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator, transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil products, refined petroleum products and agricultural chemicals by tank barge.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services high-speed diesel engines, transmissions, pumps, compression products and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based pressure pumping and oilfield service markets.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S.  maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2012	2011	2012	2011
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$349,771	$351,206	$1,027,923	$859,495
Diesel engine services	171,553	212,376	572,184	440,777
	521,324	563,582	1,600,107	1,300,272
Costs and expenses:
Costs of sales and operating expenses	344,990	378,520	1,075,265	858,928
Selling, general and administrative	44,473	52,780	140,772	121,284
Taxes, other than on income	3,455	3,244	11,276	10,468
Depreciation and amortization	35,729	36,827	107,400	90,233
Loss (gain) on disposition of assets	40	(97)	(1)	(71)
	428,687	471,274	1,334,712	1,080,842
Operating income	92,637	92,308	265,395	219,430
Other income (expense).	(56)	(6)	123	123
Interest expense	(6,056)	(5,974)	(17,797)	(12,085)
Earnings before taxes on income	86,525	86,328	247,721	207,468
Provision for taxes on income	(32,794)	(32,734)	(93,676)	(78,745)
Net earnings	53,731	53,594	154,045	128,723
Less: Net earnings attributable to noncontrolling interests	(676)	(860)	(2,495)	(1,867)

Net earnings attributable to Kirby	$53,055	$52,734	$151,550	$126,856

Net earnings per share attributable to Kirby common stockholders:
Basic	$.95	$.95	$2.71	$2.33
Diluted	$.95	$.94	$2.70	$2.33
Common stock outstanding (in thousands):
Basic	55,445	55,151	55,416	53,853
Diluted	55,627	55,371	55,634	54,066

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2012	2011	2012	2011
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$53,055	$52,734	$151,550	$126,856
Interest expense	6,056	5,974	17,797	12,085
Provision for taxes on income	32,794	32,734	93,676	78,745
Depreciation and amortization	35,729	36,827	107,400	90,233
	$127,634	$128,269	$370,423	$307,919

Capital expenditures	$102,041	$65,237	$255,887	$160,210
Acquisitions of businesses and marine equipment	$—	$486,365	$—	$816,767

	September 30,
	2012	2011
	(unaudited, $ in thousands)
Long-term debt, including current portion	$781,970	$796,882
Total equity	$1,620,711	$1,417,757
Debt to capitalization ratio	32.5%	36.0%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2012	2011	2012	2011
	(unaudited, $ in thousands)

Marine transportation revenues	$349,771	$351,206	$1,027,923	$859,495

Costs and expenses:
Costs of sales and operating expenses	208,165	210,810	622,038	515,250
Selling, general and administrative	24,759	27,052	78,164	65,856
Taxes, other than on income	2,992	2,786	9,877	9,352
Depreciation and amortization	32,160	32,449	95,929	79,869
	268,076	273,097	806,008	670,327

Operating income	$81,695	$78,109	$221,915	$189,168

Operating margins	23.4%	22.2%	21.6%	22.0%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2012	2011	2012	2011
	(unaudited, $ in thousands)

Diesel engine services revenues	$171,553	$212,376	$572,184	$440,777

Costs and expenses:
Costs of sales and operating expenses	136,825	167,710	453,227	343,678
Selling, general and administrative	16,880	19,405	55,134	42,435
Taxes, other than income	453	448	1,365	1,082
Depreciation and amortization	2,792	3,633	9,183	8,185
	156,950	191,196	518,909	395,380

Operating income	$14,603	$21,180	$53,275	$45,397

Operating margins	8.5%	10.0%	9.3%	10.3%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2012	2011	2012	2011
	(unaudited, $ in thousands)

General corporate expenses	$3,621	$7,078	$9,796	$15,206

Loss (gain) on disposition of assets	$40	$(97)	$(1)	$(71)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2012	2011	2012	2011

Inland Performance Measurements:
Ton Miles (in millions) (2)	2,791	3,552	9,267	10,022
Revenue/Ton Mile (cents/tm) (3)	9.8	7.6	8.7	7.6
Towboats operated (average) (4)	246	244	242	241
Delay Days (5)	1,244	1,111	4,879	5,056
Average cost per gallon of fuel consumed	$3.10	$3.27	$3.20	$3.06

Barges (active):
Inland tank barges			853	827
Coastal tank barges			53	57
Offshore dry-cargo barges			4	4
Barrel capacities (in millions):
Inland tank barges			16.9	16.3
Coastal tank barges			3.7	3.8

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles.  Example:  Third quarter 2012 inland marine transportation revenues of $274,260,000 divided by 2,791,000,000 marine transportation ton miles = 9.8 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.